UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Uranium Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 10, 2014

Dear Uranium Resources, Inc. Stockholder:

We recently mailed you proxy materials in connection with our upcoming Special Meeting of Stockholders to be held on January 29, 2014.  According to our records we have not yet received your proxy.

It is very important that your shares be voted, regardless of the number of shares you own.

Please take a moment to VOTE your shares by returning your proxy in the envelope provided.  You can also vote via telephone or the Internet by following the enclosed instructions.

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the loan agreement with Resource Capital Fund V L.P. and the issuance of shares of Uranium Resources common stock thereunder and “FOR” the approval of an adjournment of the Special Meeting, if necessary, if a quorum is present, to solicit additional proxies.

Please disregard this letter if you have already voted your shares.  Thank you for your investment in Uranium Resources and for taking the time to vote your shares.

Sincerely,

Christopher M. Jones

President and Chief Executive Officer

This information is being provided to certain stockholders in addition to Uranium Resources, Inc.’s proxy statement filed with the Securities and Exchange Commission (“SEC”) on December 24, 2013. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. The proxy statement, and any other documents filed by Uranium Resources with the SEC, may be obtained free of charge at the SEC’s website at http://www.sec.gov and from the Company’s website at http://urre.client.shareholder.com. Uranium Resources and its directors and officers may be deemed to be participants in the solicitation of proxies in connection with the upcoming Special Meeting. The interests of the directors and officers of Uranium Resources in the proposals and their ownership of Uranium Resources common stock are set forth in the proxy statement.

6950 S. Potomac Street, Suite 300 • Centennial, CO 80112 • Office: (303) 531-0470 • Fax: (303) 531-0519